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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                       FORM 8-K



                                    CURRENT REPORT
                          Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934




                  Date of Report (Date of Earliest Event Reported):

                                     July 1, 1996





                           PACIFIC GAS TRANSMISSION COMPANY
                (Exact name of registrant as specified in its charter)



       CALIFORNIA                    0-25842                94-1512922
(State or other jurisdiction        (Commission          (I.R.S. Employer
    of incorporation)               File Number)         Identification No.)


                    2100 SW River Parkway, Portland, Oregon 97201
                       (Address of principal executive offices)



Registrant's telephone number, including area code - (503) 833-4000

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Item 2.  Acquisition or Disposition of Assets

         On July 1, 1996, the PGT Queensland Unit Trust (the "PGT Trust"), a unit trust created under the laws of Australia, purchased all of the assets comprising the Queensland State Gas Pipeline (the "Pipeline") from the Government of the State of Queensland, Australia. The purchase was effected pursuant to the State Gas Pipeline Sale Agreement dated as of April 29, 1996, between the Secretary for Mines of the State of Queensland and PGT Australia Pty Limited ("PGT Australia"), as Trustee of the PGT Trust, a copy of which is attached to this report as an Exhibit.

    PGT Australia is an Australian corporation which is a wholly-owned subsidiary of the registrant. The record owners of all of the issued and outstanding units of the PGT Trust, who as such own all of the beneficial interest in the PGT Trust, are Pacific Gas Transmission International, Inc. ("PGT International"), a California corporation which is a wholly-owned subsidiary of the registrant, and PGT Queensland Pty Limited ("PGT Queensland"), an Australian corporation which is also a wholly-owned subsidiary of the registrant.

         The Pipeline is an approximately 376 mile 12 inch pipeline constructed in 1990 which extends from Wallumbilla to Gladstone and Rockhampton in Queensland, Australia. The pipeline was operated by the Government of the state of Queensland, Australia to provide natural gas transportation service to customers in the vicinity of the Pipeline. The PGT Trust intends to continue such operations.

         The purchase price, including related stamp duty taxes, for the Pipeline was approximately US$133 million. Additional incurred and projected acquisition costs, including financing costs and working capital are approximately US$6 million. The purchase price for the assets comprising the Pipeline was established through negotiations with the Government of Queensland following a bidding process in which the registrant was the winning bidder.

         The acquisition of the Pipeline by the PGT Trust was financed through a combination of equity contributions from the registrant and bank loans. PGT Australia, in its capacity as trustee of the PGT Trust, entered into a Non-Recourse Syndicated Advance Facility Agreement dated June 27, 1996 (the "Non-Recourse Facility Agreement"), with, among others, BA Asia Limited, as Facility Agent, and Bank of America Trust and Savings Association, as Lender, providing for loans to the PGT Trust in connection with the acquisition and operation of the Pipeline denominated in both United States and Australian Dollars totaling approximately US$60 million. Repayment of amounts outstanding under the Non-Recourse Facility Agreement is secured by a first mortgage and first security interest in substantially all of the assets owned by the PGT Trust (with certain limited exceptions), but is otherwise non-recourse to PGT Australia, PGT International, PGT Queensland and the registrant.

         PGT Australia, in its capacity as trustee of the PGT Trust, also entered into a Recourse Syndicated Facility Agreement dated June 27, 1996 (the "Recourse Facility Agreement"), with, among others, BA Asia Limited, as Facility Agent, and Bank of America Trust and Savings Association, as Lender, providing for loans to the PGT Trust in connection with the acquisition and operation of the Pipeline denominated in United States Dollars in the amount of US$40.0 million. In connection with this financing, Pacific Gas and Electric Company ("PG&E"), the parent of the registrant, has entered into a Capital Infusion Agreement with the registrant (the "Capital Infusion Agreement"),

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under which PG&E has agreed to make capital contributions to the registrant in an aggregate amount not exceeding US$40.0 million; the registrant has assigned its rights under the Capital Infusion Agreement to the Facility Agent as agent for and on behalf of the Lenders under the Recourse Facility Agreement. In addition, the registrant has issued a guarantee in favor of the Facility Agent with respect to all interest, fees, expenses and other obligations under this Recourse Facility Agreement, other than principal, in an aggregate amount not to exceed US$2.0 million. The registrant has further guaranteed all payment obligations under any interest rate Hedging Agreement entered into under the Resource Facility Agreement in an amount not to exceed US$9.0 million. PGT International has guaranteed the repayment in full by the PGT Trust of all amounts payable under the Recourse Facility Agreement.

         Payment of the purchase price to the Government of the State of Queensland was made by the PGT Trust from the proceeds of borrowing under the Recourse and Non-Recourse Facility Agreements in the approximate amount of US$91 million with the balance being funded by the registrant.

Item 7.  Financial Statements, PRO FORMA Financial Information and Exhibits

    (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. It is impracticable for the registrant to provide any of the financial statements required by this item at this time. Such financial statements will be filed as soon as practicable, and in any event no later than September 16, 1996.

    (b) PRO FORMA FINANCIAL INFORMATION. It is impracticable for the registrant to provide any of the PRO FORMA financial information required by this item at this time. Such PRO FORMA financial information will be filed as soon as practicable, and in any event no later than September 16, 1996.
    (c)  EXHIBITS.  The following exhibits are filed as part of this Form 8-K:


         Exhibit No.                        Description
         -----------                        -----------

              2 State Gas Pipeline Sale Agreement dated as of April 29, 1996, between the Secretary for Mines of the State of Queensland, Australia, and PGT Australia Pty Limited, as Trustee of the PGT Queensland Unit Trust


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                                      SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  PACIFIC GAS TRANSMISSION COMPANY
                                  --------------------------------
                                            (Registrant)

                                  By:/S/STANLEY C. KARCZEWSKI
                                     ------------------------------
                                     Stanley C. Karczewski
                                     Vice President of Finance
                                     and Controller and Chief
                                     Financial Officer

Date:    July 15, 1996




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